LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made December 15, 2006 (the “Execution Date”) between GTS Finance Inc., a corporation validly existing under the laws of the State of Delaware, whose principal place of business is at 2831 29th Street NW, Washington, D.C. 20008 USA (hereinafter referred to as the “Lender”) and Navic Consulting, LTD, a company validly registered and existing under the laws of the British Virgin islands, whose principal place of business is at Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands (hereinafter referred to as “Navic” or the “Borrower”).

RECITALS

WHEREAS, on or about the date hereof SFMT-CIS, Inc., a Delaware corporation, (an affiliate of the Lender) (the “Buyer”) and Belmark Enterprises Inc., a company organized and existing under the laws of the British Virgin Islands (a wholly-owned subsidiary of Navic) (“Belmark”) have entered into a share purchase agreement (the “Share Purchase Agreement”) for the acquisition by the Buyer of 65% (as of the closing thereunder) of all issued and outstanding share capital of Fortland Limited, a company organized and existing under the laws of the British Virgin Islands (“Fortland”);

WHEREAS, the Lender is a subsidiary of Golden Telecom, Inc., a Delaware corporation (“GTI”),

WHEREAS, Navic currently owns 100% of the issued and outstanding share capital of Belmark and 15% of the issued and outstanding share capital of Fortland (the “Navic Shares”);

WHEREAS, it is one of the conditions to closing under the Share Purchase Agreement that the parties hereto enter into this Agreement;

ACCORDINGLY, IT IS HEREBY AGREED AS FOLLOWS:

1. The Loan Amount. The Lender hereby agrees to lend to the Borrower an amount not to exceed US$12,119,000 (twelve million one hundred and nineteen thousand US dollars) (the “Loan Amount”), upon the terms and conditions set forth in this Agreement (the “Loan”).

2. Maturity Date. The “Maturity Date” shall be the date of payment by the Buyer of the Option Price for the Option Shares (as these terms are defined in the Share Option Agreement (as defined in Section 7(b) below) on the terms set forth in the Share Option Agreement, or on April 30, 2011, whichever occurs later.

3. Loan. On the date where all conditions precedent set forth in Section 8 of this Agreement have been fulfilled to the satisfaction of the Lender but not later than the date of Closing under the Share Purchase Agreement (and where such conditions are no fulfilled at Closing, the commitment of the Lender to make the Loan available to the Borrower shall terminate), the Lender shall make a loan to the Borrower in the full amount of the Loan Amount (the “Loan Disbursement”). The Lender shall transmit the Loan Amount directly to the Borrower with the Loan Amount to be transmitted by bank transfer to the following account in favor of Navic Consulting Ltd:

Bank: BANK OF CYPRUS PLC, IBU NICOSIA

28 Michalakopoulou street, CY - 1075 Ayii Omolyitae, Nicosia, Cyprus

SWIFT.: Acct. Name: Acct. No.:	BCYPCY2N Navic Consulting Ltd. 0155 — 40 — 572574 — 06

4. Payment. The Loan Amount, together with all accrued and unpaid interest thereon shall be due and payable by the Borrower on the Maturity Date, in readily available funds denominated in US Dollars, transmitted by bank transfer to the following account of Lender (or such other account as Lender may notify Borrower of in writing):

GTS Finance, Inc.
Citibank N.A.
Citibank River North
400 N. Clark St.,
Chicago, IL 60610
ABA # 271-070-801
SWIFT: CITIUS33

5. Interest

5.1 The Borrower shall pay interest to the Lender in respect of the Loan Amount for the period during which the Loan Amount remains outstanding at the rate equal to 8% (eight percent) annually. Interest on the Loan Amount shall be payable on the Maturity Date. Interest shall be calculated based on the number of days of the period during which all or a portion of the Loan Amount remains outstanding, including the day upon which the Loan Amount is received by the Borrower but excluding the day on which the Loan Amount (or a portion thereof) is repaid and assuming a 360-day calendar year.

5.2 Any portion of the Loan Amount which is not paid by the Borrower when due and payable shall bear interest at an additional rate of 3% (three percent) annually, calculated on the basis of the actual number of days elapsed over the course of a 360-day year.

6. Prepayment. Borrower may prepay the unpaid outstanding balance of the Loan Amount at any time in part or in full without premium or penalty, with interest and Lender’s costs accruing to the date of prepayment. In the event that Borrower elects to prepay part or all of such unpaid balance, Borrower shall give written notice of its intent to make such prepayment which sets forth the amount it intends to prepay (the “Prepayment Notice”) not less than 10 (ten) days prior to the intended prepayment date.

7. Related Agreements.

The Borrower hereby agrees to duly and validly execute and deliver to the Lender prior to the date of the Loan Disbursement:

(a) a pledge agreement (“Pledge Agreement”), in form and substance similar to Exhibit A, attached hereto, granting a security interest to the Lender in the collateral set forth therein;

(b) a share option agreement (the “Share Option Agreement”) in form attached to the Share Purchase Agreement;

collectively with the Share Purchase Agreement, the “Related Agreements”.

8. Conditions Precedent to the Loan Disbursement. The obligation of the Lender to disburse the Loan Amount shall be subject to the satisfaction of the following conditions:

8.1 Delivery of Documents. The Lender shall have received the following documents (each in form and substance satisfactory to the Lender):

(a) This Agreement. This Agreement fully executed by the parties hereto, which shall be in full force and effect (with, if necessary, evidence that this Agreement has been registered with the appropriate authorities in the British Virgin Islands).

(b) Existence. Evidence that the Borrower is duly organized and validly existing under the laws of the British Virgin Islands, with full power, authority and legal right to own its property and carry on its business as now conducted, including, without limitation, a copy of any applicable enabling legislation.

(c) Authority. Evidence of (i) the authority of the Borrower to execute, deliver, perform and observe the terms and conditions of this Agreement and the Related Agreements (ii) authority (including specimen signatures) for each person who, on behalf of the Borrower, signed this Agreement, the Related Agreements, or will otherwise act as the Borrower’s representative in the operation of this Agreement.

(d) Government Authorizations. Copies, certified as true copies by a duly authorized officer of the Borrower, of each consent, license, authorization or approval of, and exemption by, any Governmental Authority, which are necessary for the execution, delivery, performance and observance by the Borrower of its obligations under this Agreement and the Related Agreements.

(e) Related Agreements. The counterparts of the Related Agreement duly executed by the Borrower and the other parties thereto (other than the Lender) and become fully effective pursuant to their respective terms.

8.2 No Event of Default. No Event of Default and no event which but for the giving of notice or the lapse of time or both would constitute an Event of Default exist at the time all the foregoing conditions have been satisfied or waived.

8.3 Related Agreements. The Related Agreements are in full force and effect and no default has occurred thereunder. The Share Purchase Agreement has been duly executed by the parties thereto and is in full force and effect and the Closing thereunder has occurred.

8.4 Security. The security established under the Pledge Agreement shall have been fully perfected to the satisfaction of the Lender.

9. Representations and Warranties of Borrower. The Borrower hereby represents and warrants as follows:

9.1 Corporate Power; Authorization; Enforceable Obligations.

(a) The Borrower is duly organized and validly existing under the laws of the jurisdiction of its organization, and has the corporate power and authority, and the legal right, to make, deliver and perform this Loan Agreement, the Related Agreements and each other document or instrument to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement, the Related Agreements and each other document or instrument to which it is a party and to authorize the execution, delivery and performance of this Agreement and each other document or instrument to which it is a party.

(b) No consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any governmental authority (“Governmental Authority”) which is defined as any nation, regional authority or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any other person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any other document or instrument.

(c) This Agreement and the Related Agreements (to which the Borrower is a party), have been duly executed and delivered on behalf of the Borrower.

(d) This Agreement constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

9.2 No Material Adverse Change. Since September 15, 2006, there has been no development or event, which has had or could have a material adverse effect (“Material Adverse Effect”), which is defined as a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, taken as a whole, or (b) the validity or enforceability of (i) this Agreement, the Related Agreements or (ii) the rights or remedies of the Lender hereunder.

9.3 Compliance with Law. The Borrower has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all requirements of applicable law (“Law”) which is defined as any treaty, international agreement, law, statute, decree, directive, regulation, ordinance, administrative or judicial order or injunction or other normative act promulgated or enforced by any Governmental Authority, except to the extent that the failure to comply therewith could not, in the aggregate, have a Material Adverse Effect. Neither the Borrower, nor any director, officer, agent, employee or other person acting on behalf of the Borrower has violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or unlawful payment to any foreign or domestic government or political party official, employee, appointee or candidate.

9.4 No Material Litigation. The Borrower is not engaged in any litigation, investigation or proceeding of or before any arbitrator or Governmental Authority and no such litigation is pending or, to the knowledge of the Borrower, threatened by or against the Borrower of its or their respective properties or revenues (a) with respect to this Agreement or any of the transactions contemplated hereby, or (b) which could have a Material Adverse Effect.

9.5 No Default. The Borrower is not in default under or with respect to any of its contractual obligations or indebtedness, or in any respect which could otherwise have a Material Adverse Effect. No Event of Default (as defined in Section 12 hereof) has occurred and is continuing.

9.6 Title to Assets. Borrower owns or has a legally valid right to use all material assets necessary for the conduct of their respective businesses in the ordinary course as currently conducted.

9.7 Intellectual Property. The Borrower does not own, or are licensed to use, all patents, trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted.

9.8 Taxes. Borrower has paid all taxes required to be paid by it through the date hereof as required by law, and all obligations, fees and other governmental charges upon the Borrower, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld.

9.9 Survival of Borrower’s Representations and Warranties. All of Borrower’s representations, warranties covenants and agreements contained in this Agreement shall survive until the obligations of Borrower hereunder are fully discharged.

10. Representations and Warranties of Lender. The Lender hereby represents and warrants as follows:

10.1 Corporate Existence. The Lender (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, and (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged.

10.2 Corporate Power; Authorization; Enforceable Obligations.

(a) The Lender has the corporate power and authority, and the legal right, to make, deliver and perform this Agreement and to lend the Loan Amount hereunder and has taken all necessary corporate action to authorize the loan on the terms and conditions of this Agreement.

(b) This Agreement has been duly executed and delivered on behalf of the Lender.

11. Certain Covenants of the Borrower.

11.1 Affirmative Covenants The Borrower hereby covenants and agrees that the Borrower shall:

(a) maintain its corporate existence, comply with its foundation documents and conduct its business with due diligence and efficiency and in accordance with all Laws and regulations;

(b) conduct its business in all material respects with all applicable requirements of Law;

(c) obtain, comply with the terms and do all that is legally necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required to be obtained by the Borrower;

(d) comply with this Agreement; and

(e) promptly inform the Lender of any Event of Default, or possible Event of Default, as Borrower becomes aware of such occurrence, as well as take all necessary steps to remedy such occurrence.

11.2 Certain Negative Covenants. Unless Lender shall agree in writing, the Borrower shall not:

(a) incur, assume or permit any additional debt other than the Loan Amount contemplated by this Agreement, except as may be incurred in the ordinary course of business with a maximum maturity of thirty (30) days;

(b) create or permit to exist any charge or claim, community property interest, condition, lien (statutory or otherwise), encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (“Liens”) on any property, revenues or other assets of the Borrower (including the Navic Shares), except for such Liens as already exist as of the date of this Agreement and disclosed in writing to the Lender or as contemplated by or permitted under the Related Agreements (the “Permitted Liens”);

(c) transfer any Navic Shares except as contemplated or permitted by the Related Agreements; permit any transfer of any of Belmark’s shares in Fortland or granting a Lien in respect of such shares (except as contemplated or permitted by the Related Agreements);

(d) make any substantial change in the scope or nature of its business or operations;

(e) merge or consolidate with any other entity; dissolve or terminate its legal existence; sell, lease, transfer or otherwise dispose of any substantial part of its properties (excluding the sell or transfer shares in Navic shares in Fortland as contemplated by Relevant Agreements) or any of its properties essential to the conduct of its business or operations, as now or hereafter conducted, or enter into any agreement to do any of the foregoing, except as specifically approved by the Lender in writing; and

(f) make or permit to exist loans or advances to or deposits (except for commercial bank deposits in the ordinary course of business) with other persons, or investments in any person or enterprise (other than Fortland), other than for the purchase of short-term marketable securities.

12. Events of Default. If any of the following events shall occur and be continuing, it shall constitute an event of default (“Event of Default”):

12.1 The Borrower fails to pay:

(a) any of the Loan Amount when due in accordance with the terms of this Agreement; or interest thereon or any other amount payable hereunder, within five (5) days after the Maturity Date, or the date set forth in a Prepayment Notice (if and when submitted by the Borrower in accordance with this Agreement); or

(b) any amount payable under any agreement or instrument (other than this Agreement) providing for the payment by the Borrower of borrowed money, in an amount equal to or greater than US$100,000 in the aggregate on respective due date, or any such amount has, prior to the stated maturity thereof, become due, or any event specified in such agreement or instrument has occured, the effect of which is to cause such amount to become due, or to be repaid in full, prior to maturity; or

12.2 Any representation or warranty made by the Borrower herein or any other document or instrument which is contained in any certificate, document or financial or other statement furnished at any time under this Agreement shall prove to have been incorrect, untrue or misleading on or as of the date made; or

12.3 Any failure by the Borrower to perform or comply with any of the covenants or provisions set forth in this Agreement, which failure shall continue unremedied for a period of thirty (30) days after receipt of written notice of such default; or

12.4 (a) The Borrower shall commence any case, proceeding or other action (i) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (c) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (d) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b), (c) or (d) above; or (e) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

12.5 One or more judgments or decrees shall be filed for or entered against the Borrower (by any claimant whatsoever, including a vendor) involving in the aggregate a liability (not paid or fully covered by insurance) of US $100,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

12.6 The Borrower or any of its subsidiaries ceases to carry on its business that it carries on as of the date hereof; or

12.7 The Borrower ceases for any reason to own shares in Fortland free and clear of any Liens other than Permitted Liens; or

12.8 Any material license of the Borrower required for it to carry on its business, is suspended, revoked or found to be invalid, and such suspension, revocation or invalidation, in the reasonable opinion of the Lender, has a Material Adverse Effect on the financial condition of the Borrower.

13. Acceleration.

(a) Upon the occurrence of an Event of Default, the Lender shall have the right in its sole discretion to terminate this Agreement and to declare the Loan Amount, and all interest accrued and unpaid thereon and all of other Lender’s reasonable costs with respect to the enforcement of this Acceleration hereof through such date, immediately due and payable.

(b) Upon the occurrence of a such Acceleration, Lender shall notify Borrower of the same in writing, setting out the nature of the Event of Default and the occurrence of Acceleration, whereupon the entire unpaid Loan Amount, together with any accrued and unpaid interest thereon and all such other costs of the Lender with respect to the enforcement of this Acceleration shall be due and payable in full within ten (10) business days of issuance of the notice by the Lender.

14. Assignment. Neither party may assign its rights and obligations under this Agreement without the written consent of other party.

15. Indemnification. The Borrower shall indemnify and hold harmless the Lender with respect to any cost, loss or liability reasonably incurred by the Lender as a result of or in connection with any Event of Default, breach of any representation or warranty or covenant as defined herein, and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs or expenses relating to the enforcement of Lender’s rights and remedies with respect to this Agreement, including but not limited to reasonable attorneys’ fees and settlement costs whether or not the transaction contemplated herein is consummated.

16. Notices. Any notice delivered hereunder shall be in writing and shall be personally delivered or transmitted by courier or fax or by postage prepaid certified mail, return receipt requested, addressed to the party receiving such notice at the coordinates set forth below or such other address as a party may by notice specify in writing to the other party.

To Lender: GTS Finance Inc.

2831 29th Street NW

Washington D.C., 20008 USA Fax: Tel: Attn:	+1(202) 332 4877 +1(202) 332 5997 Boris Svetlichny

with a copy (which itself shall not constitute notice) to:

Moscow Representative Office of Golden TeleServices, Inc.

1, Kozhevnichesky Proezd, 2nd floor Moscow, 115114, Russia Attn:General Counsel Fax: +7 (495) 797-9306 Telephone: +7 (495) 967-1323

To Borrower:	Navic Consulting LTD

British Virgin Islands , P.O. Box 116, Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands

Fax:+ 7 (495) 969 23 88 Attn: E. Roytman

with a copy (which itself shall not constitute notice) to

Fax: Attn:	+7 (495) 755-6048 A.Menshikova

17. Governing Law and Dispute Resolution.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the Laws of such State as to choice or conflict of Laws.

(b) Appointment of Agents of Service of Process; Consent to Jurisdiction. Each Party irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding under this Agreement, with the same effect as if such Party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the Party effecting such service shall also deliver a copy thereof on the date of such service to the other Parties by facsimile as specified in Section 16. Each Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Party will appoint a successor agent and attorney in New York reasonably satisfactory to each other party, with like powers. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 17 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction in a manner not inconsistent with Section 17.

(c) WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH THIS AGREEMENT, THE BREACH THEREOF AND/OR THE SCOPE OF THE PROVISIONS OF THIS SECTION 17, WHETHER SOUNDING IN CONTRACT OR TORT, AND INCLUDING ANY CLAIM FOR FRAUDULENT INDUCEMENT THEREOF.

18. Effectiveness.

(a) Notwithstanding anything to the contrary herein, this Agreement is not shall not be deemed to be effective and no rights or obligations of any party hereto are created hereby unless and until the Board of Directors of GTI, approves the Related Agreements and notice of such approval is sent to the Seller (the “Effective Date”). For the avoidance of doubt, this Agreement shall become fully effective on the Effective Date.

(b) The Borrower acknowledges and agrees that the Board of Directors of GTI has no obligation to approve the Related Agreements.

19. Confidentiality. Each Party hereto agrees that the terms and conditions of the transaction contemplated by this Agreement shall be deemed to be confidential and may not be disclosed by either Party without the prior written consent of the other Party hereto, except as may be required by applicable Law or the rules of a stock exchange applicable to a Party or pursuant to rules and regulations of any regulatory agency having oversight over a Party or where necessary to a Party to exercise its rights hereunder.

20. No Insider Trading. If either Party obtains material, nonpublic information about the other Party or any of its affiliates, businesses, subsidiaries or ventures in the course of the transaction contemplated by this Agreement, such Party agrees that neither it nor its representatives will trade, and that it will undertake reasonable precautions to disallow its representatives from trading, in the securities of the other Party or any of its affiliates (to the extent such securities are publicly traded) during such time as such information is material and nonpublic.

21. Public Announcements. None of the Parties shall make any press release or public announcement with respect to the transactions contemplated hereby without (a) in the case of Borrower, obtaining the prior written approval of Lender and (b) in the case of Lender, obtaining the prior written approval of Borrower, except in each case as may be required by Law or regulations of securities exchanges. Approvals under this Section shall not be unreasonably withheld or delayed.

22. Counterparts. This Agreement shall be executed in two counterparts one for each Party hereto, each of such counterparts shall be deemed to be an original, but all of which together shall constitute a single instrument.

[signature page follows]

GTS FINANCE, INC. (“Lender”)

By:
Name: Jean-Pierre Vandromme
Title: CEO

NAVIC CONSULTING LTD. (“Borrower”)

By:
Name: E.Roytman
Under Power of Attorney dated April the 24th, 2006